                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                         Capital Pacific Holding, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                         CAPITAL PACIFIC HOLDINGS, INC.
                            4100 MACARTHUR BOULEVARD
                                   SUITE 200
                        NEWPORT BEACH, CALIFORNIA 92660
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 12, 2001

     The Annual Meeting of Stockholders (the "Meeting") of Capital Pacific Holdings, Inc. (the "Company") will be held at the Radisson Hotel, 4545 MacArthur Boulevard, Newport Beach, California on July 12, 2001 at 9:00 a.m. (Pacific Daylight Savings Time) for the following purposes:

     1. To elect directors whose terms expire at the Meeting; and

     2. To approve the Company's Performance Based Compensation Plan; and

     3. To consider such other matters as may properly come before the Meeting or any adjournment thereof.

     Only holders of record of the Company's Common Stock at the close of business on June 8, 2001, will be entitled to notice of and to vote at the Meeting or any adjournment thereof. The Company's stock transfer books will remain open.

     A Proxy Statement and Proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the Proxy promptly. All stockholders are cordially invited to attend the Meeting.

                                          By Order of the Board of Directors

                                          /s/ STEVEN O. SPELMAN, JR.
                                          STEVEN O. SPELMAN, JR.
                                          Corporate Secretary

June 27, 2001

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                         CAPITAL PACIFIC HOLDINGS, INC.
                            4100 MACARTHUR BOULEVARD
                                   SUITE 200
                        NEWPORT BEACH, CALIFORNIA 92660
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 12, 2001
                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Capital Pacific Holdings, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held on July 12, 2001, and at any adjournment thereof, for the purposes set forth herein. All properly completed proxies will be voted in the manner specified therein, if no choice as to Proxy Item No. 1 (Election of Directors) is specified, proxies will be voted for the election to the Board of Directors of the nominees listed below under "ELECTION OF DIRECTORS," if no choice as to Proxy Item No. 2 "PERFORMANCE BASED COMPENSATION PLAN" is specified, proxies will be voted in favor of approving the plan. Any proxy given pursuant to this solicitation may be revoked prior to the Meeting by delivering an instrument revoking it or by delivering a duly executed proxy bearing a later date to the Secretary of the Company. A stockholder may elect to attend the Meeting and vote in person notwithstanding the fact that such stockholder has a proxy outstanding.

     The Board of Directors has established June 8, 2001, as the record date for determining the stockholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, there were outstanding and entitled to vote 13,697,111 shares of the Company's common stock, $.10 par value per share (the "Common Stock"), with each share being entitled to one vote.

     The Company intends to mail this Proxy Statement and the accompanying form of proxy to stockholders on or about June 27, 2001. Copies of the Company's 2001 Annual Report will be mailed to the Company's stockholders along with this Proxy Statement.

                             ELECTION OF DIRECTORS
                               (PROXY ITEM NO. 1)

     The Company's Board of Directors is comprised of four directors, each of whom are to serve until the next meeting at which directors are elected. At the Meeting, four persons will be elected to serve as directors.

     Each of the nominees listed below is currently a director and has been nominated by the Board to serve as a director of the Company until the next annual meeting of the stockholders of the Company following his election. When properly executed and returned, the enclosed proxy will be voted in favor of the election of each of the nominees, unless authority to vote for a nominee is withheld. In the event that a nominee is unable to serve (an event which is not anticipated) or does not receive sufficient votes to be elected, then the person acting pursuant to the authority granted under the proxy will cast votes for the remaining nominees and, in his best judgment, for such other person as he may select in place of such nominee.

     The following table sets forth the name, age, and background information concerning the nominees. Information regarding the nominee's ownership of Common Stock appears under the heading "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" below.

                                              DIRECTOR
                NAME                   AGE     SINCE               INFORMATION ABOUT NOMINEES
                ----                   ---    --------             --------------------------
Hadi Makarechian.....................  53       1992      Mr. Makarechian has been Chairman of the
                                                          Board of the Company since August, 1992 and
                                                          served as Chief Executive Officer of the
                                                          Company from March, 1993 until May, 1996 and
                                                          since January 1998. Mr. Makarechian has also
                                                          served as President of the Company since
                                                          January 1999. Mr. Makarechian was the founder
                                                          and chairman of Capital Pacific Homes Inc., a
                                                          real estate development firm located in
                                                          Newport Beach, California, until it was
                                                          merged into the Company in 1994.
Karlheinz M. Kaiser..................  43       1993      Mr. Kaiser is a principal with Christinger
                                                          Partner AG, a printing company in
                                                          Switzerland. From August of 1992 through
                                                          December 1994 Mr. Kaiser was a management
                                                          consultant with Friedli & Partner, a
                                                          management consulting firm in Switzerland.
Allan L. Acree.......................  58       1992      Mr. Acree holds the position of Senior
                                                          Mortgage Officer with Manulife Financial in
                                                          Washington, D.C. Manulife Financial
                                                          Corporation is the holding company for the
                                                          Manufacturers Life Insurance Company and its
                                                          Subsidiaries. Prior to joining Manulife in
                                                          July, 1999, Mr. Acree was a principal in A.L.
                                                          Acree & Associates, a real estate consulting
                                                          firm based in Rockville, Maryland.
William J. Hadaway...................  61       2001      Mr. Hadaway is the President of William J.
                                                          Hadaway, P.A. in Orlando, Florida. He has
                                                          over 38 years of Public Accounting experience
                                                          and has been practicing as a sole
                                                          practitioner or partner in a public
                                                          accounting firm since 1971.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS; DIRECTORS' COMPENSATION

     Each member of the Board of Directors of the Company who is not also an officer of the Company is compensated at a rate of $10,000 per year, plus $1,500 for each meeting of the Board which he attends, and is reimbursed for the expenses of attending meetings. The Board of Directors held nine meetings during the fiscal year ended February 28, 2001.

     The Board of Directors has a standing Audit Committee whose current members are Allan L. Acree, Karlheinz M. Kaiser and William J. Hadaway. The members of the Committee each receive $5,000 per year for participating on the Audit Committee. The Audit Committee has the responsibility of (a) reviewing the scope of, and the fees for, the annual audit of the Company and the independence of the outside auditors, (b) reviewing with the independent auditors the Company's accounting practices and policies, (c) reviewing with the independent auditors their final report, (d) reviewing with internal and independent auditors overall accounting and financial controls, and (e) being available to the independent auditors for consultation purposes. The Audit Committee held four meetings during the fiscal year ended February 28, 2001.

     The Board of Directors has a standing Compensation Committee whose current members are Allan L. Acree and Karlheinz M. Kaiser. Messrs. Acree and Kaiser each receive $2,000 for each meeting attended. The primary function of the Compensation Committee is to advise the Board of Directors with respect to all matters relating to executive compensation. The Compensation Committee held one meeting for the fiscal year ended February 28, 2001.

     The Board of Directors does not have a standing nominating committee or other standing committees performing similar functions.

     Each current director who was a director at the time of such meetings attended at least 75% of the total of the Board meetings and meetings of the committees of the Board of which he is a member.

                      PERFORMANCE BASED COMPENSATION PLAN
                               (PROXY ITEM NO. 2)

     The Compensation Committee has established a performance based compensation plan (the "Plan") for the Company's Chief Executive Officer. The Compensation Committee, which consists of outside directors, believes that the Plan provides total compensation opportunities that are competitive with the opportunities offered to executives in similar positions at competing companies and that compensation with a strong link to the financial performance of the Company enables the Company to attract and retain the key personnel necessary to fuel continued growth and profitability. In order for compensation in excess of $1,000,000 paid in any year to the Company's Chief Executive Officer to be deductible by the Company, such compensation must qualify as "performance-based" under section 162(m) of the Internal Revenue Code. The Company intends for the Plan and compensation thereunder to the Company's Chief Executive to qualify for the performance-based compensation exemption under section 162(m). However, there can be no assurance that the Plan will satisfy the requirements for deductibility under section 162(m).

     Only Hadi Makarechian, the Chief Executive Officer of the Company, is eligible to be compensated under the Plan.

     The Compensation Committee has established the performance criteria under the Plan to be the award of performance based compensation of four percent (4%) of the pre-tax income of the Company in each fiscal year.

     The Compensation Committee can adjust downward any compensation award under the Plan on the basis of such quantitative and qualitative performance measures and evaluations as it deems appropriate. The Compensation Committee, however, may not adjust the performance based compensation for the Chief Executive in a manner that would increase the value of the compensation award.

     Prior to the payment of any compensation intended to qualify as performance based compensation under section 162(m) of the Internal Revenue Code, the Compensation Committee must certify in writing the attainment of the performance criteria for the fiscal year.

     The Compensation Committee has the full power to administer and interpret the Plan and to establish rules for the administration of the Plan. Each of the members of the Compensation Committee must qualify as an outside director under section 162(m) of the Internal Revenue Code.

     The Board of Directors may modify or terminate the Plan at any time, provided that no modification or termination may, in the absence of written consent of the Chief Executive Officer, adversely affect his rights to any compensation award under the Plan established prior to the date of such modification or termination.

     This Plan will not prevent the Company from adopting, continuing, amending or terminating such additional compensation arrangements as it deems desirable for other employees of the Company. Additional compensation arrangements could include generally any additional bonus, equity incentive or retirement plans. Awards to employees under any additional compensation arrangements may or may not qualify as performance-based compensation under section 162(m) of the Internal Revenue Code.

     No annual incentive compensation in excess of $1,000,000 will be paid to the Chief Executive prior to approval of the Plan by the Company's stockholders. The compensation award earned by the Chief Executive Officer under the performance criteria adopted by the Compensation Committee based on the Company's performance during the fiscal year ended February 28, 2001 (subject to the Compensation Committee's discretion to adjust these amounts) is approximately $1,100,000. The Compensation Committee has also decided to pay the Chief Executive Officer, upon approval by the Company's stockholders, the discounted present value of a portion of his performance based compensation award for fiscal year 2002 under the Plan based on the pre-tax income effect of the Interest Exchange transaction in fiscal year 2002, which discounted award is approximately $750,000.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE PLAN.

                               EXECUTIVE OFFICERS

     In addition to Mr. Hadi Makarechian, the Company's executive officers are as follows:

    NAME AND POSITION WITH COMPANY       AGE            INFORMATION ABOUT EXECUTIVE OFFICERS
    ------------------------------       ---            ------------------------------------
Stephen P. Couig.......................  35     Mr. Couig joined the Company in January 1997 as
  Chief Operating Officer                       Senior Vice President. He was promoted to Executive
                                                Vice President in July 2000 and assumed his current
                                                position in May 2001. Prior to joining the Company
                                                he served as Executive Vice President in charge of
                                                acquisitions for Troon Golf, a Scottsdale, AZ based
                                                golf course owner and operator. After receiving his
                                                MBA from Dartmouth College in 1993 he was, until
                                                1996, an Associate at Morgan Stanley in the Equity
                                                Capital Markets department focusing on business
                                                development opportunities.
Steven O. Spelman, Jr. ................  40     Mr. Spelman joined the Company in November 1997 as
  Chief Financial Officer and                   Vice President, Finance and assumed the Chief
  Corporate Secretary                           Financial Officer position in January 1998. He was
                                                named Corporate Secretary in September 1998. Prior
                                                to joining the Company, Mr. Spelman served with
                                                Arthur Andersen LLP for thirteen years, most
                                                recently as a Senior Audit Manager, after receiving
                                                his MBA from the University of Southern California
                                                in 1984.
Sherry S. Irani........................  39     Ms. Irani joined the Company in November 1996 as
  Treasurer and Director of Human               Director of Banking. In 1997, She assumed additional
  Resources                                     responsibilities of Director of Human Resources. She
                                                was named the Corporate Treasurer in July of 2000.
                                                Previously, she worked for First Interstate Bank for
                                                a period of 12 years in various assignments. Her
                                                last position was Senior Financial Services Manager.
                                                She has a Bachelor of Science degree in Economics
                                                from Simmons College in Boston with advanced studies
                                                at London School of Economics.

     All executive officers serve at the pleasure of the Board of Directors.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth the cash compensation paid during the fiscal years ended February 28, 2001, February 29, 2000 and February 28, 1999 to each of the five most highly compensated executive officers of the Company in all capacities in which they served, and such other individuals as are required to be disclosed.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                                                     COMPENSATION
                                                                     ------------
                                                                      NUMBER OF
                                            ANNUAL COMPENSATION       SECURITIES
                                 FISCAL    ----------------------     UNDERLYING        ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR      SALARY       BONUS         OPTIONS       COMPENSATION(C)
  ---------------------------    ------    --------    ----------    ------------    ---------------
Hadi Makarechian...............   2001     $316,969    $1,083,000(a)        --           $  160
  Chairman and Chief              2000      301,875       598,000(b)        --              160
  Executive Officer               1999      284,896       312,560(b)        --              180
Stephen P. Couig...............   2001      243,750       240,000(d)    40,000            2,306
  Chief Operating Officer         2000      212,500       105,000(g)    24,000              910
                                  1999      175,000        67,500(g)    15,000              180
Steven O. Spelman, Jr. ........   2001      214,167       240,000(d)    40,000            5,527
  Chief Financial Officer and     2000      178,750       115,000(g)    24,000            1,931
  Corporate Secretary             1999      157,500        57,500(g)    15,000              180
Paul P. Makarechian............   2001      206,628       265,000(d)(e)     --            1,726
  Senior Vice President           2000      143,333       105,000(g)    24,000            1,077
                                  1999       75,000        57,500(g)    15,000              180
William A. Funk................   2001      205,077        50,000(d)(e)     --            4,262
  Senior Vice President           2000      200,000(f)     20,000(g)     8,000            1,327
                                  1999           --            --           --               --
Sherry S. Irani................   2001       79,601        45,000(d)     5,000              160
  Treasurer and Director of       2000       73,083        21,500(g)     4,000              160
  Human Resources                 1999       60,875        19,250(g)     3,500              180

---------------
(a) Bonus was earned in fiscal year 2001 but will be paid conditioned upon stockholder approval in fiscal year 2002 (see Compensation Committee Determination on Executive Compensation). In addition, in the event Item 2 is approved by the stockholders, Mr. Makarechian will be paid approximately $750,000 in fiscal 2002 in respect of a transaction which closed in fiscal year 2001.
(b) Bonus was earned in the fiscal year indicated but was paid in the subsequent fiscal year (see Compensation Committee Determination on Executive Compensation).
(c) Represents premiums paid by the Company for term life insurance for the benefit of the insured and employer matching contributions to the Company's 401(k) Plan which began in October, 1999.
(d) The bonus amounts shown for fiscal 2001 reflect the discretionary bonuses actually paid to each officer in such period, with the exception of the amounts discussed in (e) below. Included in these amounts for Messrs. Couig, Spelman, P. Makarechian and Funk and Ms. Irani are $180,000, $180,000, $180,000, $30,000 and $30,000, respectively, which related to and were accrued for by the Company in fiscal year 2000, but which were not granted and paid until fiscal 2001. Excluded from these amounts are $340,000, $340,000, $340,000, $60,000 and $50,000, respectively, which were related to and accrued for by the Company in fiscal 2001, but with the exception of the amounts discussed in (e) below not granted and paid until fiscal 2002.
(e) Messrs. P. Makarechian and W. Funk terminated their employment with the Company effective February 23, 2001. In connection therewith, they were paid the discretionary bonuses earned in fiscal 2001 which would normally be paid in fiscal 2002, in the amounts of $340,000 and $60,000, respectively, on that date. These amounts are not included in the table.
(f)  Mr. Funk began employment with the Company on March 1, 1999.
(g) Bonuses shown for fiscal 2000 and fiscal 1999 include amounts related to and accrued for by the Company in the previous fiscal year.

STOCK OPTIONS

     Effective February 28, 1995, the Company, as approved by the stockholders of the Company in July 1995, adopted the 1995 Stock Incentive Plan (the "1995 Plan"). The 1995 Plan permits a committee designated by the Board of the Company to make awards to key employees and directors of the Company and its subsidiaries. Subject to various restrictions, awards could be in the form of stock options, restricted or unrestricted stock, stock appreciation rights or a combination of the above. The maximum number of shares or share equivalents that may be awarded under the 1995 Plan is 1,500,000. In February 1999, the Board of Directors approved a grant of 256,000 stock options under the Plan, effective on February 8, 1999. In addition, stock options to purchase 250,000 shares were granted with effective dates of both September 30, 1999 and September 1, 2000. The stock underlying all of the option grants is the Company's Non-Voting Common Stock, par value $.10 per share. As of June 8, 2001, there are 1,235,000 shares of the Non-Voting Common Stock outstanding. Since there has been no trading activity for the Non-Voting Common Stock, the value of such Non-Voting Common Stock for purposes of calculating the value of the options (solely for purposes of this Proxy Statement) is assumed to be the market price of the Company's publicly traded voting common stock.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL
                                     INDIVIDUAL GRANTS(1)                                    REALIZABLE VALUE AT
                               --------------------------------                                 ASSUMED ANNUAL
                                  NUMBER OF        PERCENT OF                                   RATES OF STOCK
                                 SECURITIES      TOTAL OPTIONS                                PRICE APPRECIATION
                                 UNDERLYING        GRANTED TO     EXERCISE OR                 FOR OPTION TERM(2)
                               OPTIONS GRANTED     EMPLOYEES      BASE PRICE    EXPIRATION   --------------------
            NAME                     (#)         IN FISCAL YEAR     ($/SH)         DATE       5%($)       10%($)
            ----               ---------------   --------------   -----------   ----------   -------     --------
Hadi Makarechian.............          --               --             --             --         --           --
Stephen P. Couig.............      40,000             16.0           2.50         9/1/10     62,889      159,374
Steven O. Spelman, Jr. ......      40,000             16.0           2.50         9/1/10     62,889      159,374
Paul P. Makarechian..........          --               --             --             --         --           --
William A. Funk..............          --               --             --             --         --           --
Sherry S. Irani..............       5,000              2.0           2.50         9/1/10      7,861       19,922

---------------
(1) The nonqualified stock options granted by the Board are scheduled to vest at a rate of 33 1/3% per year over the first three years and to lapse after ten years unless sooner exercised or forfeited. All stock options will vest immediately in the event of either (i) a merger in which the Company does not survive or (ii) a sale of all or substantially all of the Company's assets. All stock options were granted at the closing market price of the Company's voting shares on the date of grant.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC, and therefore are not intended to forecast possible future appreciation of the Company's stock price. In all cases the appreciation is calculated from the award date to the end of the option term.

                         FISCAL YEAR END OPTION VALUES

                                                                     NUMBER OF
                                                               SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                             AT FISCAL YEAR END(#)(1)      AT FISCAL YEAR END($)(2)
                         SHARES ACQUIRED                    ---------------------------   ---------------------------
         NAME            ON EXERCISE(#)    VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            ---------------   --------------   -----------   -------------   -----------   -------------
Hadi Makarechian.......         --                --               --              --            --              --
Stephen P. Couig.......         --                --           18,000          61,000        18,700          63,650
Steven O. Spelman,
  Jr. .................         --                --           18,000          61,000        18,700          63,650
Paul P. Makarechian....         --                --               --              --            --              --
William A. Funk........         --                --               --              --            --              --
Sherry S. Irani........         --                --            3,666           8,834         3,549           9,326

---------------
(1) The nonqualified stock options granted by the Board are scheduled to vest at a rate of 33 1/3% per year over the first three years and to lapse after ten years unless sooner exercised or forfeited. All stock options will vest immediately in the event of either (i) a merger in which the Company does not survive or (ii) a sale of all or substantially all of the Company's assets. All stock options were granted at the closing market price of the Company's voting shares on the date of grant.

(2) Calculated per share by subtracting the exercise price from the market price of the Company's voting shares on February 29, 2000.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     None of the executive officers is currently working under an employment contract.

COMPENSATION COMMITTEE DETERMINATION ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Company's Board of Directors establishes the Company's general compensation policies, compensation plans, and specific compensation levels for the Company's Chief Executive Officer and any other executive officer which may in the future be specifically designated by the Board of Directors. The Compensation Committee also reviews the design, administration and effectiveness of compensation programs for other key executives. The general policy and philosophy of the Compensation Committee is to provide total compensation opportunities that are competitive with the opportunities offered to executives in similar positions at competing companies and that compensation with a strong link to the financial performance of the Company enables the Company to attract and retain the key personnel necessary to fuel continued growth and profitability.

     The Committee has examined the compensation of the executives of comparatively placed homebuilders to determine whether or not the compensation of the Company's Chief Executive Officer is within the range of his peers. In undertaking such examination, the Committee has sought publicly available information regarding homebuilders which are at a similar stage in their growth and development to that of the Company and therefore compete for the same executive personnel.

  Performance Based Compensation

     The Committee has reviewed the Company's performance in Fiscal 2001 under the direction of the Chief Executive Officer in homebuilding, in commercial and real estate development activities and in effecting strategic transactions. Based upon the Committee's review of the compensation of chief executives of similarly placed homebuilders the Committee applied the existing performance bonus structure of four percent (4%) of pre-tax income to the Company's results in Fiscal 2001 and compared the expected results of that formula to the cash compensation of the peer group. The Committee noted that, unlike many of the members of the peer group, the Company's CEO receives no non-cash compensation because of his substantial shareholdings in the Company. The Committee found that, taking into account the absence of non-cash compensation, the performance based compensation derived from application of the existing formula put the compensation of the CEO well within the range of the peer group.

     The Committee next considered compensation to the CEO based upon his performance in negotiating and consummating the Exchange Transaction. The Committee noted the substantial benefits to the Company of the Exchange Transaction and that all of the steps required for the Company to ultimately recognize the income benefits of the Exchange had been completed and that therefore there was no reason to delay payment of any appropriate compensation in order to incentivize future performance. The Committee determined that the existing formula for performance based compensation, four percent (4%) of pre-tax income, should be applied now to the expected income benefits of the Exchange Transaction. The Committee specified that such expected income benefits should be discounted to present value (as of the date of payment) at an appropriate discount rate as determined by the Company's Chief Financial Officer.

     The Committee also determined that the existing four percent (4%) of pre-tax income formula for performance based compensation will remain in effect for Fiscal Year 2002, with any income effects of the Exchange Transaction already compensated under the above analysis (and assuming shareholder approval) to be excluded in such calculation.

     Section 162(m) of the Internal Revenue Code of 1986 limits deductions for certain executive compensation in excess of $1 million. The Code permits deduction of compensation in excess of $1 million only if it is performance based, the criteria for award are specified in detail, and stockholder approval is obtained prior to payment. The policy of the Company is to maintain the tax deductibility of all compensation paid to its executives. The annual performance bonus of the CEO has been structured to meet the requirements for deductibility. Any payments exceeding $1 million under the compensation structure it has approved will be contingent upon shareholder approval.

  Base Salary

     The annualized base salary of the Chief Executive Officer was $316,969 for Fiscal Year 2001. The Committee noted that due to now-expired contractual restrictions the CEO's base salary had only increased five percent (5%) per year for several years despite the Company's increased size and financial performance and as a result had fallen behind the range of his peers. The Committee determined to increase the CEO's base salary to $435,000 effective March 1, 2001.

           /s/ KARLHEINZ M. KAISER                              /s/ ALLAN L. ACREE
---------------------------------------------      ---------------------------------------------
             Karlheinz M. Kaiser                                  Allan L. Acree

Dated: May 16, 2001

                               PERFORMANCE GRAPH

     The following graph shows a five year comparison of cumulative total returns for Capital Pacific Holdings Inc., American Stock Exchange Market Value Index and Dow Jones Home Construction Industry Group.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------
                        1996      1997      1998      1999      2000      2001
--------------------------------------------------------------------------------
 Capital Pacific
  Holdings, Inc.       100.00     70.00     96.67     80.00     76.67     90.67
 Peer Group Index      100.00    106.80    175.85    142.20     95.28    182.97
 AMEX Market Index     100.00    106.54    126.96    124.13    172.89    154.70
--------------------------------------------------------------------------------

---------------
(1) The above graph compares the performance of Capital Pacific Holdings, Inc. with that of the American Stock Exchange Market Value Index and the Dow Jones Home Construction Industry Group.

(2) The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on March 1, 1996 in each of Capital Pacific Holdings, Inc., the American Stock Exchange Market Value Index and the Dow Jones Home Construction Industry Group.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth as of June 8, 2001, the number of shares of Common Stock beneficially owned by each person known to the Company to own more than five percent (5%) of the outstanding shares of Common Stock, by each director of the Company or nominee who owned shares of Common Stock on that date, by each of the officers that are among the five most highly compensated officers of the Company, and by all directors and officers of the Company as a group.

                                                             COMMON STOCK         PERCENT OF
                   NAME AND ADDRESS                      BENEFICIALLY OWNED(1)     CLASS(1)
                   ----------------                      ---------------------    ----------
CPH2, L.L.C............................................        4,113,657             27.5%
  4100 MacArthur Boulevard, Suite 200,
  Newport Beach, California 92660
CPH3, L.L.C............................................        4,640,694             32.1%
  4100 MacArthur Boulevard, Suite 200
  Newport Beach, California, 92660
Hadi Makarechian.......................................        7,079,614(2)          47.4%
  4100 MacArthur Boulevard, Suite 200,
  Newport Beach, California 92660
California Housing Finance, L.P. ......................        4,044,851(3)          27.1%
  One Maritime Plaza, Suite 1325
  San Francisco, California 94111
Dale Dowers............................................        1,674,737(4)          11.2%
  4270 South Decatur, Suite A-7,
  Las Vegas, Nevada 89103
All Directors and Officers of the Corporation as a
  Group
  (7 persons)..........................................        8,794,017             58.6%

---------------
(1) Unless otherwise indicated, the Company believes the beneficial owner has sole voting and investment power over such shares. The percentage of shares of Common Stock is calculated assuming that the beneficial owner has exercised any options or other rights to subscribe held by such beneficial owner that are currently exercisable or exercisable within 60 days, and that no other warrants, options or rights to subscribe have been exercised by anyone else.

(2) Includes 2,438,920 shares of Common Stock held by CPH2, L.L.C., in which Mr. Makarechian may be deemed to have a beneficial ownership interest due to his ownership interest in CPH2, L.L.C. (Mr. Makarechian owns a 59.3% controlling interest in CPH2, L.L.C.) and 4,640,694 shares of Common Stock held by CPH3, L.L.C. in which Mr. Makarechian may be deemed to have a beneficial interest due to his ownership in CPH3, L.L.C.

(3) Included in this amount are 1,235,000 non-voting shares of Common Stock issued to California Housing Finance, L.P. in connection with the Exchange Transaction.

(4) Includes 1,674,737 shares of Common Stock owned by CPH2, L.L.C., in which Mr. Dowers may be deemed to have a beneficial ownership interest due to his 40.7% ownership interest in CPH2, L.L.C. Mr. Makarechian owns a 59.3% controlling interest in CPH2, L.L.C. Mr. Dowers is the former President and Chief Operating Officer of the Corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors, executive officers and persons who own more than 10 percent of the Company's Common Stock file initial reports of ownership of the Company's Common Stock and changes in such ownership with the Securities and Exchange Commission. To the Company's knowledge, based solely on a review of copies of forms submitted to the

Company during and with respect to fiscal 2001 and on written representations from the Company's directors and executive officers, all required reports were filed on a timely basis during fiscal 2001.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH
                       OFFICERS, DIRECTORS AND AFFILIATES

     The Company's policy is that all transactions between the Company and its officers, directors and principal stockholders, and their respective affiliates, must be on terms no less favorable to the Company than terms with unaffiliated parties for similar transactions. All such transactions that are not in the ordinary course of the Company's business must be approved by a majority of independent directors who do not have a financial interest in the transaction.

     Paul Makarechian was, until the termination of his employment on February 23, 2001, Executive Vice President of the Commercial Division for the Company and is the son of Hadi Makarechian, the Company's Chairman and CEO.

     In February 2001, the Company exchanged its interests in certain joint ventures with an investment company, California Housing Finance, L.P. ("CHF") in return for CHF's interest in Capital Pacific Holdings, LLC and certain other joint ventures. CHF then contributed its interest in the joint ventures to Makallon, LLC ("Makallon"). Makallon is beneficially owned by CHF which is a beneficial owner of approximately 27% of the Company's common equity. Paul Makarechian, a former director and officer of the Company, and the son of the Chairman of the Board and Chief Executive Officer of the Company, is an executive and has a contingent minority interest in Makallon. In connection with the Exchange Transaction, Capital Pacific Homes, Inc., a subsidiary of the Company, has entered or expects to enter into construction, management and marketing agreements with Makallon relating to certain projects owned by the divested joint ventures whereby the Company will be compensated for performing such services through a management fee arrangement. In addition, the Company has entered into lease agreements with Makallon for office space in two buildings owned by certain joint ventures controlled by Makallon. Further information regarding the Exchange Transaction is included in the Annual Report mailed with this proxy statement.

     During fiscal 2001, Everett Pfeiff, Regional President for the Arizona, Nevada and Colorado divisions of the Company, purchased an improved lot from the Company for $153,600.

     In April, 2000, Mr. Couig, an officer of the Company, purchased a home from one of the Company's joint ventures for $1,450,000.

     During fiscal 2001, a company controlled by Paul Makarechian provided certain management services for one of the Company's joint ventures. The service fees paid by the Company to this enterprise for the fiscal year were approximately $20,000.

                              INDEPENDENT AUDITORS

     Arthur Andersen LLP served as the Company's independent auditors for the fiscal year ended February 28, 2001, and it is anticipated that Arthur Andersen LLP will be approved to serve as such for the current fiscal year.

     Representatives of Arthur Andersen LLP will be present at the Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

AUDITOR FEES

     The following is a description of the fees billed to the Company by Arthur Andersen LLP during the fiscal year ended February 28, 2001:

          Audit Fees: Audit fees paid by the Company to Arthur Andersen LLP in connection with Arthur Andersen LLP's review and audit of the Company's annual financial statements for the fiscal year ended

     February 28, 2001, and the reviews of the financial statements included in the Company's Forms 10-Q for that year totaled $280,000.

          Financial Information Systems Design and Implementation Fees: The Company did not engage Arthur Andersen LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended February 28, 2001.

          All Other Fees: Fees billed to the Company by Arthur Andersen LLP during the fiscal year ended February 28, 2001, for all other non-audit services rendered to the Company totaled $181,000.

     The Audit Committee has considered the services rendered by the Company's principal accountant for the most recent fiscal year as described above and has concluded that the provision of such services is compatible with maintaining the principal accountant's independence.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is appointed by the Board of Directors and operates pursuant to a written charter that was adopted by the Audit Committee on July 13, 2000 and amended March 8, 2001. A copy of the Audit Committee Charter is attached as Exhibit A to this Proxy Statement.

     In fulfilling its duties for the 2001 fiscal year, the Audit Committee has done each of the following:

     - reviewed fees paid by the Company to its independent auditors;

     - reviewed the Company's audited financial statements for fiscal year 2001 and discussed the financial statements with the Company's management;

     - discussed with Arthur Andersen LLP the matters required to be discussed with the auditor by the Auditing Standards Board Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU380) as may be modified or supplemented;

     - received written disclosure from Arthur Andersen LLP about any relationship between Arthur Andersen LLP and the Company which it believes may affect its independence;

     - received a confirmation letter from Arthur Andersen LLP that it is independent of the Company;

     - discussed with Arthur Andersen LLP its independence from the Company.

     Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's 10-K filed with the SEC.

                                          AUDIT COMMITTEE

                                          Allan L. Acree
                                          Karlheinz M. Kaiser
                                          William J. Hadaway

                                 MISCELLANEOUS

STOCKHOLDER PROPOSALS

     Any stockholder who wishes to present a proposal for action at the next annual meeting of stockholders of the Company, and who wishes to have such proposal included in the proxy statement and form of proxy prepared by the management of the Company for that meeting, must notify the Company in writing not later than February 28, 2002. The notice should be directed to Capital Pacific Holdings, Inc., 4100 MacArthur Boulevard, Suite 200, Newport Beach, California 92660, Attention: Corporate Secretary.

SOLICITATION OF PROXIES

     Proxies may be solicited on behalf of the Company by its officers and employees, who will receive no additional compensation for such services, through the mail, in person, and by telephone and by other telecommunication methods. The cost of such solicitation will be borne by the Company. Brokers, custodians, and other fiduciaries will be required to forward the Company's proxy solicitation materials to the beneficial owners of Common Stock held in their names, and the Company will reimburse such fiduciaries for the out-of-pocket expenses incurred by them in connection with such activities.

     The Company's Annual Report for the fiscal year ended February 28, 2001 is being delivered to shareholders together with this Proxy Statement. Copies of the annual report on Form 10-K for the fiscal year ended February 28, 2001 as filed with the Securities and Exchange Commission (except for the Exhibits thereto) may be obtained, free of charge, upon written request by any stockholder delivered to Capital Pacific Holdings, Inc., 4100 MacArthur Boulevard, Suite 200, Newport Beach, California 92660, Attention: Steven O. Spelman, Jr., Chief Financial Officer and Corporate Secretary. Copies of all exhibits to the annual report on Form 10-K are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses in supplying any exhibit.

     THE COMPANY'S MANAGEMENT HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     The Board of Directors knows of no matters other than the election of directors to be brought before the Meeting. However, if any other matter should be presented for consideration, it is the intention of the persons named as proxies in the enclosed form of Proxy to vote the Proxy in accordance with their judgment.

                                          By Order of the Board of Directors

                                          /s/ STEVEN O. SPELMAN, JR.
                                          STEVEN O. SPELMAN, JR.
                                          Corporate Secretary

Dated: June 27, 2001

                                                                      APPENDIX A

                         CAPITAL PACIFIC HOLDINGS, INC.
                            AUDIT COMMITTEE CHARTER

     The Audit Committee ("the Committee"), of the Board of Directors ("the Board") of Capital Pacific Holdings, Inc. ("the Company"), will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

     The Committee will be comprised of directors designated by the Board in a number which meets the applicable requirements of the American Stock Exchange
(AMEX). The members of the Committee will meet the independence and experience requirements of AMEX. The members of the Committee will be elected annually at the organizational meeting of the full Board held in May and will be listed in the annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Board.

RESPONSIBILITY

     The Committee is part of the Board. Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between internal audit, the independent accountants, financial management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent accountants is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to independently ascertain that generally accepted accounting principles have been utilized in generating Company financial statements. This is the responsibility of management and the independent auditor.

AUTHORITY

     The Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

MEETINGS

     The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the chief financial officer, independent accountants and internal audit at least once each year and at other times when considered appropriate.

ATTENDANCE

     Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management, representatives of the independent accountants and internal audit staff and other advisors be present at Committee meetings.

SPECIFIC DUTIES

     In carrying out its oversight responsibilities, the Committee will:

          1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable AMEX Audit Committee Requirements.

          2. Review with the Company's management, internal audit and independent accountants the Company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter to management including their recommendations on the system of internal controls.

          3. Review with the Company management, internal audit staff and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgments about the quality, not just the acceptability, of the accounting principles used by the Company in financial reporting.

          4. Review the scope of internal audit's work plan for the year and receive a summary report of major findings by internal auditors and how management is addressing the conditions reported.

          5. Review the scope and general extent of the independent accountants' annual audit. The Committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent accountants.

          6. Inquire as to the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

          7. Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification as required under standards for communication with Audit Committees is to be made prior to the related press release or, if not practicable, prior to filing the relevant Forms 10-Q.

          8. At the completion of the annual audit, review with management, internal audit and the independent accountants the following:

          -- The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K.

          -- Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

          -- Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

          -- Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent accountants concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management's representation concerning audit adjustments.

If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

          9. After preparation by management and review by internal audit and independent accountants, approve the report required under SEC rules to be included in the Company's annual proxy statement. The charter is to be published as an appendix to the proxy statement every three years.

          10. Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.

          11. Meet with management, internal audit and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as "material" or "serious". Typically, such recommendations will be presented by the independent accountants in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.

          12. Recommend to the Board the selection, retention or termination of the Company's independent accountants.

          13. Review the appointment and replacement of the senior internal audit executive.

          14. Review with management, internal audit and the independent accountants the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.

          15. Generally as part of the review of the annual financial statements, receive an oral report(s), at least annually, from the Company's general counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

          16. As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee related rules of AMEX, Statements on Auditing Standards and other accounting, legal and regulatory provisions.

PROXY


                         CAPITAL PACIFIC HOLDINGS, INC.

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 12, 2001.



     The undersigned hereby appoints Steven O. Spelman, Jr. and Sherry S. Irani, or either of them with individual power of substitution, proxies to vote all shares of Common Stock of Capital Pacific Holdings, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on July 12, 2001, and at all adjournments thereof, as follows:


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)


                                                                     SEE REVERSE
                                                                         SIDE

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE


                           FOR                  WITHHOLD
                    all nominees listed        AUTHORITY
                   (except as marked to     for all nominees
                    the contrary below)          listed
1. Election of             [ ]                     [ ]
   Directors

NOMINEES: Hadi Makarechain, Allan L. Acree,
          Karlheinz M. Kaiser, William J. Hadaway


(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)



__________________________________________________________________________
If no preference is indicated, this proxy will be voted "FOR" the nominees.


                                                       FOR    AGAINST    ABSTAIN

2. Approval of Performance Based Compensation Plan     [ ]      [ ]        [ ]


3. In accordance with their best judgment upon such other matters as may properly come before the Meeting.





SIGNATURE(S) _________________________________________________ DATED ____, 2001

IMPORTANT: Please sign this Proxy exactly as your name or names appear hereon.
           If shares are held by more than one owner, each must sign. Executors, administrators, trustees, guardians, and others signing in a representative capacity should give their full titles. BE SURE TO DATE THIS PROXY